NEWS RELEASE DATE: November 7, 2018 CONTACT: Dan Lombardo, InvenTrust Properties Corp. 630-570-0605 or dan.lombardo@inventrustproperties.com InvenTrust Properties Corp. Announces Distribution Rate Increase For Third Consecutive Year Downers Grove, Ill. – InvenTrust Properties Corp. (“InvenTrust” or the “Company”) today announced that its Board of Directors has approved an approximately three percent increase to InvenTrust’s annual distribution rate, from $0.0716 per share of common stock to $0.0737 per share of common stock, effective January 2019 and payable on the April 2019 quarterly distribution. Distributions payable on April 5, 2019 will be in the amount of $0.018437 per share of common stock to each stockholder of record as of the close of business on March 31, 2019. “We are pleased to announce our third consecutive three percent increase in our annual distribution rate,” said Thomas P. McGuinness, President and Chief Executive Officer of InvenTrust. “The decision to increase our distribution underscores the Board’s continued confidence in the Company’s financial position and portfolio strategy.” About InvenTrust Properties Corp. InvenTrust Properties Corp. is a pure-play retail company with a focus on acquiring grocery-anchored open-air centers in key growth markets with favorable demographics. This disciplined acquisition strategy, along with our innovative and collaborative property management approach, ensures the success of both our tenants and business partners and drives net operating income growth for the Company. InvenTrust became a self-managed REIT in 2014 and a Global Real Estate Sustainability Benchmark (“GRESB”) member in 2018. As of September 30, 2018, the company is an owner and manager of 77 retail properties, representing 13.5 million square feet of retail space. Forward-Looking Statements Disclaimer Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations.

For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see our filings with the securities and Exchange Commission (“SEC”), including the Risk Factors included in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the SEC. InvenTrust intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.